Exhibit 10.26

October 18, 2012

Mr. Michael D. Modak

[Home Address]

Re: Severance Protection Agreement

Dear Mike:

The board of directors (the “Board”) of Polymer Group, Inc. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure the continued dedication to the Company of certain senior management personnel. Accordingly, in order to encourage your continued attention and dedication to your assigned duties, the Board has authorized the Company to enter into this “Severance Protection Agreement” (the “Agreement”) in order to provide you with certain compensation and other benefits in the event that your employment with the Company is terminated under the circumstances set forth below.

The terms and conditions of this Agreement are as follows:

1. Term of the Agreement. (A) The term of this Agreement shall commence on the date executed by the Company below and shall end on January 28, 2016, subject to any extension as provided in Paragraph 1(B) below (such term, as extended from time to time, the “Term”). In addition, the Term of this Agreement shall automatically end upon the occurrence of any of the following:

(i) Your death or the 30th day following your receipt of a Notice of Termination due to Disability;

(ii) Your attainment of your Retirement Date; or

(iii) A determination by the Board that you are no longer eligible to receive the benefits set forth in this Agreement in connection with your Termination due to performance-related matters and your receipt of notice of any such determination.

(B) The Term of this Agreement shall be automatically extended for an additional one-year period on January 28, 2016 and each January 28 thereafter unless you or the Company provides written notice of non-renewal no less than 30 days prior to the applicable renewal date.

2. Termination of Employment.

(A) Termination. Upon a termination of your employment (but only if the “termination of your employment” also constitutes a “separation from service” as defined in Treasury Regulation § 1.409A-1(h), as amended or supplemented from time to time) with the Company (the “Termination”), you will be entitled to the benefits described in Article 3 below, unless such Termination is:

(i) by you, other than for Good Reason;

(ii) by the Company for Cause;

(iii) by the Company while you are Disabled;

(iv) because of your death;

(v) following your attainment of your Retirement Date.

(B) Notice of Termination. Any Termination (except a Termination resulting from your death) shall be made by written Notice of Termination from the party initiating such Termination to the other party to this Agreement. A Notice of Termination shall mean a written document stating the specific provision in this Agreement upon which a Termination is based and otherwise setting forth the facts and circumstances which provide the basis for a Termination.

(C) Date of Termination. The Date of Termination shall mean: (i) if the Termination occurs as a result of Disability, thirty (30) days after a Notice of Termination is given; (ii) if the Termination occurs for Good Reason, the date specified in the Notice of Termination; (iii) if the termination is by you, other than for Good Reason, the date that is 45 days following the date on which the Notice of Termination is given; and (iv) if the Termination occurs for any other reason, the date specified in the Notice of Termination, or if none is specified, the date on which the Notice of Termination is given.

(D) Good Reason. A Termination for “Good Reason” shall mean a Termination as a result of:

(i) During the 12-month period following a “Change in Control” (as such term is defined in the 2011 Scorpio Holdings Corporation Stock Incentive Plan), (1) the assignment to you, without your express written consent, of duties materially inconsistent with your position, duties, responsibilities and status with the Company immediately prior to such Change in Control, or an adverse change in your titles or offices (if any) in effect immediately prior to such Change in Control, or any removal of you from, or any failure to reelect you to, any of such positions, except in connection with your Termination for Cause, death, Disability, or following attainment of your Retirement Date; or (2) the failure of the Company to continue in effect any material compensation, welfare, or benefit plan in which you are participating at the time of such Change in Control, without substituting therefor plans providing you with substantially similar benefits at substantially the same cost to you; or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits or materially increase the cost to you under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of such Change in Control; or

(ii) A reduction by the Company in your base salary as in effect on the date hereof, or as the same may be increased from time to time thereafter; or

(iii) Any purported Termination for Cause or Disability without grounds therefor; or

(iv) A change in the principal location of the Company office to which you report for work that is at least 100 miles from the office to which you reported on the date hereof;

provided, however, that each of the events described in clauses (i) through (iv) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from you of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

(E) Cause. A Termination for “Cause” shall mean a Termination as a result of one or more of the following: (i) a material breach of this Agreement by you; provided, that if such breach is capable of being cured, you shall be provided 15 days written notice to cure such breach, (ii) a breach of your duty of loyalty to the Company or any of its Subsidiaries or any act of dishonesty or fraud with respect to the Company or any of its Subsidiaries, (iii) the commission by you of a felony, a crime involving moral turpitude or other act or omission causing material harm to the standing and reputation of the Company and its Subsidiaries, (iv) your reporting to work under the influence of alcohol or illegal drugs, your use of illegal drugs (whether or not at the workplace) or other repeated conduct by you causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm, or (v) any act or omission by you aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries. The burden for establishing the validity of any termination for Cause shall rest upon the Company. If the Company terminates your employment for Cause, you shall be entitled only to the pro rata monthly base salary at the rate in effect at that time through the date of such termination, and all future compensation and benefits shall cease (except for those benefits vested per plan terms). Other than what is provided in this Paragraph 2(E), you shall not be entitled to any other salary, compensation or benefits as a result of a termination for Cause.

(F) Disability. A “Disability” shall mean that, as a result of your incapacity due to physical or mental illness, you shall have been unable to perform your duties with the Company for a period of six (6) months, and have no prospect of returning to employment with the Company within an additional six (6) months; provided, that the Company shall have made a reasonable accommodation of any such incapacity pursuant to, and shall otherwise have complied in all respects with, the provisions of the Americans with Disabilities Act of 1990 or any successors thereto.

(G) Retirement Date. Your “Retirement Date” shall mean the date on which you attain age 70-1/2.

3. Benefits. Pursuant to Paragraph 2(A) and subject in each case to Paragraph 3(E),

(A) The Company shall pay to you, in lieu of severance payments under any other plan or program of the Company or its Subsidiaries, an amount that is the sum of (i) twelve (12) times your monthly base salary at the rate in effect at the time a Notice of Termination is given and (ii) an amount equal to your annual target bonus for the year which includes the Date of Termination (the “Severance Amount”); provided, that you shall have executed a reasonable and customary release in favor of the Company and its Subsidiaries releasing all claims related to or arising out of your employment or the termination of your employment no later than the 45th day following the Date of Termination and only so long as you have not breached the provisions of Article 4 or Article 5 hereof and do not apply for unemployment compensation chargeable to the Company or its Subsidiaries during the period from the Date of Termination through the date that is 12 months following the Date of Termination (the “Severance Period”). The Severance Amount payable pursuant to this Paragraph 3(A) shall be paid in 12 equal monthly installments, beginning on the 53rd day following the Date of Termination, and the second installment on the 60th day following the Date of Termination and each other installment payable each month thereafter during the Severance Period. The amounts payable pursuant to this Paragraph 3(A) shall not be reduced by the amount of any compensation you receive with respect to any other employment during the Severance Period.

(B) Following your Date of Termination, you shall be entitled to receive continuation of coverage under the Company’s group medical, dental and hospitalization insurance (the “Company Programs”) as provided by this Paragraph 3(B) and by the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) until the expiration of the COBRA coverage period. Should you elect to receive COBRA benefits, for a period of twelve (12) months following the Date of Termination, the Company will provide you with a payment each month that is equal to the monthly cost of such benefits to you. Such payments will be subject to withholding. These payments will cease should you become eligible to participate in a subsequent employers’ benefit plan. After this initial twelve (12) month period and for the remaining balance of the COBRA coverage period, you shall be entitled to receive continuation of coverage at your sole cost and expense. Any changes or amendments to the Company Programs that are applicable to other employees of the Company covered by such plans shall also apply to you and your dependents and beneficiaries. This Paragraph 3(B) shall not be interpreted so as to limit any benefits to which the you, your dependents or beneficiaries may otherwise be entitled under any of the Company’s employee benefit plans, programs or practices following the termination of your employment, including without limitation, any applicable retiree medical and life insurance benefits. The Company may offset any amounts you owe it or its Subsidiaries against any amounts it or its Subsidiaries owes you hereunder.

(C) The Company shall pay the costs of reasonable outplacement services until you are employed on a full-time basis; provided that payment by the Company of such costs shall not exceed $15,000.

(D) You shall not be required to mitigate the amount of any payment provided for in this Article 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article 3 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise, except as specifically provided in Paragraph 3(B).

(E) Notwithstanding the above and unless exempt under Treasury Regulation §1.409A-1(b)(9), if you are a “specified employee” within the meaning of Code §416(i) and Treasury Regulation §1.409A-1(i), no payments may be made under this Agreement before the date that is six months after the Date of Termination (or, if earlier, the date of death of the specified employee). In such case, all payments to which you are entitled during the first six months shall be accumulated and paid on the first date of the seventh month following the Date of Termination.

4. Confidential Information.

(A) Obligation to Maintain Confidentiality. You acknowledge that the continued success of the Company and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information existing prior hereto, now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by you during the course of your performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ business or industry of which you become aware during your employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during your course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, you agree that you shall not disclose to any unauthorized person or use for your own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of your acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. You agree to deliver to the Company at the end of your employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its Subsidiaries (including, without limitation, all Confidential Information) that you may then possess or have under your control.

(B) Ownership of Intellectual Property. You agree to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by you (either solely or jointly with others) while employed by the Company or its Subsidiaries and for a period of one (1) year thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all right therein shall vest in the Company or its Subsidiary. To the extent that any Work Product is not deemed to be a “work made for hire,” you hereby assign and agree to assign to the Company or such Subsidiary all right, title and interest, including without limitation, the intellectual property rights that you may have in and to such Work Product. You shall promptly perform all actions reasonably requested by the Board (whether during or after your employment) to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

(C) Third Party Information. You understand that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During your employment and thereafter, and without in any way limiting the provisions of Paragraph 4(A) above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or such Subsidiaries) or use, except in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by a member of the Board in writing.

5. Non-Compete, Non-Solicitation.

(A) In further consideration of the compensation and benefits to be paid to you hereunder, including without limitation, under Article 3, you acknowledge that during the course of your employment with the Company and its Subsidiaries you shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries and that your services shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, you agree that, during the time you are employed by the Company and for a period of time equal to twelve (12) months thereafter (the “Noncompete Period”), you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist (whether fully operational or actively pursued for development) during your employment on the date of the termination or expiration of your employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

(B) During the Noncompete Period, you shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during your employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

(C) If, at the time of enforcement of this Article 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(D) In the event of the breach or a threatened breach by you of any of the provisions of this Article 5, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by you of this Article 5, the Noncompete Period shall be tolled until such breach or violation has been duly cured. You acknowledge that the restrictions contained in Article 5 are reasonable and that you have been given the opportunity to review the provisions of this Agreement with legal counsel.

6. Miscellaneous.

(A) Successors. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Failure of the Company to obtain such assumption or agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

(B) Notice. Notices provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, to you at the address set forth on the first page of this Agreement, or to the Company at Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, NC 28269, Attn: Vice President, Global Human Resources, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt by the other party.

(C) Modifications. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and is signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(D) Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(E) Other Agreements. This Agreement shall supersede all other agreements, arrangements, understandings or policies, related to the payment of severance amounts between you and the Company that are in existence on, or executed prior to, the date hereof, and shall be the exclusive agreement between you and the Company and any of its Affiliates with respect to the subject matter hereof (other than the provisions of Article 4 and Article 5, which shall be in addition to any other agreements related to the subject matter contained therein); provided, that if you would otherwise be entitled to receive any payments in the nature of severance or separation pay from the Company, whether by separate agreement, Company policy, statutory provision or otherwise, any amounts otherwise to be received hereunder shall be reduced on a dollar-for-dollar basis by the amount of such other payments you receive.

(F) Consequences of Termination or Expiration. The provisions of this Agreement that by their nature are intended to survive termination or expiration of this Agreement shall survive termination or expiration.

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If you agree that the foregoing correctly sets forth the agreement between us, please sign both copies of this Agreement in the space indicated below and return both copies to the Company. This Agreement will not become effective until signed by the Company in the space indicated below. Following proper execution of this Agreement by you and the Company, the Company will return one fully-executed copy to you for your files.

Very truly yours,
Polymer Group, Inc.
Mary F. Tomasello Senior Vice President,
Global Human Resources and Employee Communications

Agreed to as of the date executed by Polymer Group, Inc. below:

EMPLOYEE	POLYMER GROUP, INC.

/s/ Michael D. Modak		/s/ Mary Tomasello

Name: Michael D. Modak	Name:	Mary Tomasello
Date Signed: 10/20/12	Title:	SVP Global HP & Employee Communication
Effective Date: 10/31/2012